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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-68077 of Morgan Stanley Real Estate Fund (the "Fund"), on Form N-1A of our report dated January 21, 2005, appearing in the November 30, 2004 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
March 28, 2005